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EXHIBIT 11.01

                           DIGITAL SOUND CORPORATION

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON AND
                            COMMON EQUIVALENT SHARE
                  (in thousands, except share and per share)
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                                                            Year Ended December 31,
                                                            -----------------------
                                                 1993          1994          1995          1996          1997
                                               -----------   -----------   -----------   -----------   -----------
Net Income (loss)                              $    (5,719)  $     2,488   $    (5,188)  $    (6,801)  $   (18,924)
                                               -----------   -----------   -----------   -----------   -----------
Applicable common and common
stock equivalent shares:
     Weighted average shares
       common stock                             18,830,141    19,474,315    19,880,879    20,085,551    20,362,525
     Assumed conversion of
       convertible preferred stock
       on date of issuance                               -       821,918             -             -             -
     Shares available upon exercise
       of other options and warrants
       outstanding based on an average
       market price of $3.32, $2.04,
       $1.63 and $1.29 for 1994, 1995,
       1996 and 1997, respectively,
       using the "treasury stock" method.
       Because of the antidilutive effect
       the "treasury stock" method was
       not used in 1993, 1995, 1996 or 1997.            -        495,345             -             -             -
                                              ===========    ===========   ===========   ===========   ===========
Total                                          18,830,141     20,791,578    19,880,879    20,085,551    20,362,525
                                              ===========    ===========   ===========   ===========   ===========
Earnings (loss) per common share              $      (.30)   $      0.13   $     (0.26)   $    (0.34)  $     (0.93)
Earnings (loss) per common share
       -- assuming dilution                   $      (.30)   $      0.12   $     (0.26)   $    (0.34)  $     (0.93)
                                              ===========    ===========   ===========   ===========   ===========
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